 EX‑35.30

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement (the “Agreement”), dated as of November 1, 2016, between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor and asset representations reviewer,  Citibank, N.A., as certificate administrator and Deutsche Bank Trust Company Americas as trustee, the following:

1. A review of the Company’s activities as Certificate Administrator, Custodian, and Predecessor Trustee during the reporting period ending December 31, 2016 and of its performance under the Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period ending December 31, 2016.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: February 27, 2017

Citibank, N.A.

By: /s/ Karen Montbach

Name: Karen Montbach

Title: Managing Director

CGCMT 2016-C3